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                       DAIRY MART CONVENIENCE STORES, INC.
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                                                                    NEWS RELEASE



FOR IMMEDIATE RELEASE

Contact: Robert B. Stein, Jr.              Gregory G. Landry
         Chairman, President & CEO         Vice Chairman, CFO
         (330) 342-6700                    (330) 342-6729



             DAIRY MART REPORTS FOURTH QUARTER AND YEAR-END RESULTS; ANNOUNCES PLAN TO SELL 246 STORES, IMPROVE PROFITABILITY, REDUCE DEBT

HUDSON, Ohio -- April 27, 2000 -- Dairy Mart Convenience Stores, Inc. (AMEX:
DMC) today announced results for the fiscal fourth quarter and year ended January 29, 2000. The company also announced a major initiative to sell stores that do not meet internal profitability criteria and do not meet the company's profile for its store portfolio going forward. The company expects the initiative to enhance profitability and strengthen the balance sheet through the reduction of long-term debt.


                       FOURTH QUARTER AND YEAR END RESULTS

Revenues for fiscal 2000 increased 22 percent to $581.1 million compared to revenues of $477.0 million in 1999. For the fourth fiscal quarter, revenues were $147.8 million compared to $114.9 million in the same quarter last year. Comparable store sales increased 11 percent in fiscal 2000 and comparable gasoline gallons sold increased five percent for the year.

"Despite some positive indicators for the year, including improved top-line performance and an 11 percent increase in comparable store sales, our results are clearly a disappointment," said Robert B. Stein Jr., Chairman, President and Chief Executive Officer. "As we reported earlier this month, we were hit hard in the fourth quarter by industry-wide trends of lower gasoline profit margins, lower merchandise margins led by tobacco products, and increased operating costs primarily in store labor costs attributable to a tight labor market."

In addition to these industry-wide factors, the company had nonrecurring pre-tax expenses totaling $2.0 million in the fourth quarter associated with a derivative litigation settlement, costs associated with its ongoing pursuit of an oil-branding relationship, and the reclassification of the company's two classes of common stock into a single class.

As a result, the company had a net loss of $2.5 million, or $0.51 per share for the year ended January 29, 2000, compared with a net profit of $25,000, or $0.01 per share during the prior fiscal year. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $21.3 million from $21.1 million in fiscal 1999. For the quarter, the company reported a net loss of $4.3 million, or $0.88 per share, compared to a net loss of $829,000 or $0.17 per share in the same quarter last year. EBITDA was $908,000 compared to $3.3 million in the fourth quarter of the prior year.


                   STRATEGIC REPOSITIONING OF STORE PORTFOLIO

The company also announced that it is implementing a comprehensive program aimed at improving the company's profitability, reducing debt and enhancing the quality of the Dairy Mart asset base. Under the plan, the company will sell or close stores that do not meet internal profitability criteria and do not fit the company's desired one-stop-shopping profile for its stores. Additionally, the company anticipates the sale of an under-utilized Small Business Investment Company (SBIC) subsidiary licensed by the Small Business Administration.

"As consumer preferences have changed to put a premium on one-stop shopping and even greater convenience specifically through the inclusion of gasoline, our preferred product offerings for the stores in our portfolio has also changed, as evidenced by our new store development efforts," Stein said. "As a result, we have been examining options for our older and lower-volume stores for some time. In the fourth quarter, the market factors that were negatively impacting our results - higher labor costs, and declining merchandise and gasoline margins - brought into even sharper focus the need to prune non-strategic and inadequately profitable locations from our portfolio."

"Accordingly, we began developing an action program last fall to address the quality of our store portfolio and the percentage of stores that sell gasoline," Stein said. "Our goal with this plan, which the Board of Directors approved at its April 6 meeting, is to create a stronger, more competitive organization, with a smaller, higher-quality asset base. For the first time in the company's history, a majority, or 61%, of our locations would offer the sale of gasoline versus 46% today. This puts us in a much better competitive position and provides a much-improved platform from which to pursue our existing growth strategy related to new store development and the growth of higher-margin food service sales."

Under the plan, the company will seek one or more buyers for the affected stores, or about 40% of its 601 stores. In aggregate, these 246 stores accounted for approximately $3 million in pre-tax loss in the year ended January 29, 2000 after taking into consideration the variable overhead the company incurred on their behalf. These same stores accounted for approximately 20% of total revenues during the same period.

Proceeds from the sale of stores will be used to reduce the company's long-term debt. In the plan, targeted stores have been segmented by sales volume, cash flow, profitability, asset quality, and other factors. The company may elect to retain a limited number of stores in the highest profitability tier if they cannot be sold at an acceptable price.

Along with the sale and/or closure of stores, the company will reduce corporate and field overhead commensurately. Approximately 70 positions at the company's Hudson, Ohio, headquarters and in regional offices will be eliminated, though the total number of affected employees may be less due to positions that have gone unfilled pending the completion of the plan. Positions at all levels will be affected, as evidenced by the reduction of two corporate vice president positions already in the first fiscal quarter.

"While this is the right thing to do for our company and our shareholders, we recognize that some employees will be negatively impacted," Stein said. "For those employees whose positions are eliminated, we are committed to fair treatment with dignity, including severance and, in most cases, outplacement assistance. And while it is not possible at this point to say precisely who will be affected, we will share more information with our employees as soon as it is available," he added.

Affected employees, including store personnel whose locations may be ultimately closed, will also be considered for open positions elsewhere in the organization, Stein added. The company expects the corporate and field position reductions to be effective commensurate with the sale or closings of stores.

Dairy Mart Convenience Stores, Inc., was named "Convenience Store Chain of the Year" in 1999 by CONVENIENCE STORE DECISIONS magazine. The company owns and operates approximately 600 retail stores in seven states in the Midwest and Southeast. Through consulting and licensing agreements, the Company is also affiliated with more than 200 stores in Korea and approximately 400 locations in Malaysia. For more information, visit Dairy Mart's web site at www.dairymart.com.

Statements contained in this release that are not historical facts, including those relating to future financial performance, the sale of or closure of stores, reduction in debt, increases in shareholder value, and overhead reductions may constitute forward-looking statements with respect to Dairy Mart's future performance. Forward-looking statements are generally identified by the words, "anticipate," "believe," "expect," "will," "plan," "intent," "should," "estimate," and similar expressions. Factors that could cause actual results to differ materially from those stated or implied in the forward-looking statements include competition, general economic conditions, the ability to find one or more suitable buyers for stores at acceptable prices, the ability of such buyers to finance store purchases, the availability of capital, the ability to attract and retain key personnel, and other factors disclosed in Dairy Mart's periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

A definitive proxy statement and form of proxy prepared by the company with respect to the company's annual stockholder's meeting, containing information regarding the nominees for director supported by the company, each participant's interest in the company and information regarding MacKenzie Partners, the company's proxy solicitation firm, will be furnished to shareholders in the company's definitive proxy statement. Shareholders are urged to read the proxy statement carefully as it will contain important information about the company nominees. The definitive proxy statement will be available on the SEC's Internet site at http://www.sec.gov. In addition, the company will provide to any requesting shareholder additional copies of the definitive proxy statement and form of proxy as soon as they are available. Requests for any such materials should be directed to MacKenzie Partners at their toll free number:
(800) 322-2885.


                                      # # #
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


                               Dairy Mart Convenience Stores, Inc. and Subsidiaries

                                       Consolidated Statements of Operations

                                      (in thousands, expect per share amounts)


                                                         FOR THE FOURTH FISCAL                   FOR THE FISCAL
                                                            QUARTER ENDED                          YEAR ENDED
                                                       -------------------------------------------------------------------
                                                             (unaudited)
                                                                        January 30,       January 29,
                                                   January 29, 2000        1999              2000        January 30, 1999
--------------------------------------------------------------------------------------------------------------------------
Revenues                                               $ 147,828         $ 114,886         $ 581,119         $ 477,047

Cost of goods sold and expenses:

      Cost of goods sold                                 113,059            81,614           435,867           339,308
      Operating and administrative expenses               38,519            31,955           137,329           126,758
      Interest expense                                     3,267             2,779            11,583            10,806
                                                       ---------         ---------         ---------         ---------
                                                         154,845           116,348           584,779           476,872
                                                       ---------         ---------         ---------         ---------

      Income (loss) before income taxes                   (7,017)           (1,462)           (3,660)              175

Benefit (provision) from  income taxes                     2,757               633             1,164              (150)
                                                       ---------         ---------         ---------         ---------

      Net income (loss)                                $  (4,260)        $    (829)        $  (2,496)        $      25
                                                       =========         =========         =========         =========

Earnings (loss) per basic share                        $   (0.88)        $   (0.17)        $   (0.51)        $    0.01

Weighted average number of shares - basic                  4,841             4,846             4,869             4,823

Earnings before interest expense, income taxes,
  depreciation and amortization (EBITDA) (a)           $     908         $   3,286         $  21,338         $  21,079
                                                       =========         =========         =========         =========


(a) EBITDA is significant to the Company's calculations of its financial covenants and is defined as earnings before interest expense, income taxes and depreciation and amortization. EBITDA should not be viewed as a substitute for Generally Accepted Accounting Principles (GAAP) measurements such as net income (loss) or cash flow from operations.


                                                   AMEX TRADING SYMBOL - DMC
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